Exhibit 99.1

260 Hudson River Road Waterford, NY 12188 momentive.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Momentive Announces Fourth Quarter and Fiscal Year 2015 Results

Fourth Quarter and Fiscal Year 2015 Highlights:

•
Continued to execute on longterm strategic plan by investing in the growth of our specialty product portfolio. Flagship $30 million NXT* silane capacity expansion at the Company’s Leverkusen, Germany, facility is expected to come online in late 2017

•
Initiated a global restructuring program to improve cost position and organizational efficiency. Currently expect to achieve $30 million of structural savings by early 2017 through selling, general and administrative reductions and productivity actions

•	Began transformation of siloxane business that will enable Momentive to reduce its siloxane footprint and provide for approximately $10 million of incremental structural savings

•	Maintained strong balance sheet with significant liquidity of $434 million as of December 31, 2015

WATERFORD, N.Y. (March 1, 2016) - MPM Holdings Inc. (“Momentive” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2015.

“Stable volumes in our silicones portfolio were offset by soft demand from China, planned extended shutdowns and strengthening of the U.S. dollar against most other currencies in the fourth quarter of 2015,” said Jack Boss, Chief Executive Officer and President. “We are aggressively responding to the softer market conditions by pursuing $30 million in cost reductions. We also took a first step in our production transformation and announced actions to address our siloxane business by rationalizing siloxane production in Europe, which will further reduce operating costs by approximately $10 million per year. Supported by our strong balance sheet, we continue to also strategically invest in our key specialty products, as demonstrated by our NXT* silane expansion.”

Mr. Boss added: “Looking ahead, we expect that economic volatility will continue into the first quarter of 2016. We anticipate that our first quarter volumes and revenues will be similar to the rates we experienced in the second half of 2015 and our EBITDA will be affected further by the inventory reduction efforts in the fourth quarter of 2015. We anticipate growth will resume in subsequent quarters. The changes we are making will better position us when end markets recover.”

Fourth Quarter 2015 Results

Net Sales. Net sales for the three months ended December 31, 2015 were $549 million, a decrease of 9% compared with $603 million in the prior year period. The decline in net sales was driven primarily by the strengthening of the U.S. dollar against other currencies, unfavorable product mix and slight volume declines. On a constant currency basis, net sales would have decreased 5% for the period.

Segment EBITDA. Segment EBITDA for the three months ended December 31, 2015 was $41 million, a decrease of 33% compared with $61 million in the prior year period. The decrease in Segment EBITDA was driven primarily by the strengthening of the U.S. dollar against other currencies, an unfavorable mix shift within our silicones segment and weaker quartz results, which offset a slight reduction in corporate expenses. On a constant currency basis, Segment EBITDA would have decreased 26% for the period.

Fiscal Year 2015 Results

Net Sales. Net sales for the twelve months ended December 31, 2015 were $2.29 billion, a decrease of 8% compared with $2.48 billion in the prior year. The decline in net sales was driven primarily by the strengthening of the U.S. dollar against other currencies and unfavorable silicones product mix. On a constant currency basis, net sales would have decreased 1% for the period.

Segment EBITDA. Segment EBITDA for the twelve months ended December 31, 2015 was $194 million, a decrease of $44 million, or 18%, compared with $238 million in the prior year. Segment EBITDA performance for the year primarily reflects the strengthening of the U.S. dollar against other currencies and unfavorable mix shift driven by softer demand for specialty products serving energy, electronics, high end automotive and agriculture markets. On a constant currency basis, Segment EBITDA would have decreased 8% for the period.

Global Restructuring Program
In the third quarter of 2015, Momentive announced a global restructuring to reduce its structural costs by $25 million per year in 2016. The Company is continuing to evaluate cost reduction opportunities and now expects the program to generate annual savings of approximately $30 million by 2017; $25 million in savings are expected to be realized in 2016. The targeted savings will be achieved mostly through a reduction in force and delayering of our organization primarily in selling, general and administrative roles, as well as productivity actions at our operating facilities. The Company expects to incur cash costs of approximately $15 million to implement the global restructuring initiative.

Siloxane Production Transformation
Separate and distinct from the Company’s $30 million global restructuring program, Momentive is taking strategic actions to reduce its global siloxane manufacturing capacity. As an initial step, the Company is rationalizing its siloxane capacity at its Leverkusen facility and will now source a portion of its siloxane requirements through long-term external supply agreements. The siloxane rationalization initiative will reduce operating costs by approximately $10 million per year when completed and the Company expects to incur severance and related cash costs of approximately $10 million related to this initiative.

Strategic Global Expansion of NXT Silane Capacity
Momentive recently announced the strategic expansion of its Leverkusen facility as part of its global initiative to expand production capabilities serving the automotive markets. As part of this initiative, the Company will invest approximately $30 million to support the growth of its innovative NXT* silane technology, which reduces the rolling resistance of tires without the loss of wet traction. This incremental capacity will come online in late 2017 and is strategically located in close proximity to multiple key customers.

Fresh Start Accounting and Form S-1 Filing
Upon emergence from bankruptcy on October 24, 2014, Momentive Performance Materials Inc. (“MPM”), an indirect wholly owned subsidiary of Momentive, adopted fresh start accounting which resulted in the creation of a new entity for financial reporting purposes. As a result of the application of fresh start accounting, as well as the effects of implementing MPM’s plan of reorganization, the Consolidated Financial Statements on or after October 24, 2014 of both MPM and Momentive reflected a different basis of accounting than the Consolidated Financial Statements prior to that date. References to “Successor” or “Successor Company” relate to the financial position and results of operations of the reorganized MPM and Momentive subsequent to October 24, 2014. References to “Predecessor” or “Predecessor Company” refer to the financial position and results of operations of both MPM and Momentive prior to October 24, 2014. As a result of the Securities and Exchange Commission declaring Momentive’s Form S-1 effective on July 2, 2015, Momentive decided to report its financial results together with its operating subsidiary,

MPM. Momentive is a holding company that conducts substantially all of its business through its subsidiaries, and its only material asset is its indirect interest in MPM.
Segment Results
Following are net sales and Segment EBITDA by reportable segment for the fourth quarter and twelve months ended December 31, 2015. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and Schedule 4 to this release for a reconciliation of Segment EBITDA to net income (net loss). In 2015, the Company redefined its internal reporting structure and now allocates additional administrative functional costs to the operating segments. The current presentation of Segment EBITDA includes a Corporate component as compared to the previously disclosed Other component. Corporate is primarily corporate, general and administrative expenses that are not allocated to the operating segments, such as certain shared service and administrative functions. The presentation of Segment EBITDA for the periods ended December 31, 2014 was retrospectively revised to conform to the current presentation format.

Net Sales (1)

	Quarter Ended December 31, 2015	Period from October 25, 2014 through December 31, 2014	Period from October 1, 2014 through October 24, 2014	Year Ended December 31, 2015	Period from October 25, 2014 through December 31, 2014	Period from January 1, 2014 through October 24, 2014
	Successor	Successor	Predecessor	Successor	Successor	Predecessor
Silicones	$507	$431	$130	$2,112	$431	$1,866
Quartz	42	34	8	177	34	145
Total	$549	$465	$138	$2,289	$465	$2,011

(1)     Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Segment EBITDA

	Quarter Ended December 31, 2015	Period from October 25, 2014 through December 31, 2014	Period from October 1, 2014 through October 24, 2014	Year Ended December 31, 2015	Period from October 25, 2014 through December 31, 2014	Period from January 1, 2014 through October 24, 2014
	Successor	Successor	Predecessor	Successor	Successor	Predecessor
Silicones	$47	$44	$18	$201	$44	$213
Quartz	1	6	—	27	6	17
Corporate	(7)	(4)	(3)	(34)	(4)	(38)
Total	$41	$46	$15	$194	$46	$192

Liquidity and Capital Resources

At December 31, 2015, Momentive had total debt of approximately $1.2 billion, unchanged from December 31, 2014. In addition, at December 31, 2015, Momentive had approximately $434 million in liquidity, including $217 million of unrestricted cash and cash equivalents and $217 million of availability under its senior secured asset-based revolving loan facility (the “ABL Facility”).

In the fourth quarter of 2015, Momentive purchased $19 million in aggregate principal amount of its 4.69% Second-Priority Senior Secured Notes due 2022 on the open market for $10 million. In the fourth quarter of 2015, Momentive recorded a gain of $7 million as a result of paying down portions of its outstanding debt for amounts less than face value.

Momentive expects to have adequate liquidity to fund its operations for the foreseeable future from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under the ABL Facility.

Earnings Call

Momentive will host a teleconference to discuss fourth quarter and year ended December 31, 2015 results on Tuesday, March 1, 2016, at 10 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 877-546-5018
International Participants: 857-244-7550
Participant Passcode: 51715175

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.momentive.com.

A replay of the call will be available for three weeks beginning at 2 p.m. Eastern Time on March 1, 2016. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1-617-801-6888 (International). The passcode is 64284134. A replay also will be available through the Investor Relations Section of the Company’s website.

Non-U.S. GAAP Measures

Segment EBITDA is defined as EBITDA (earnings before interest, income taxes, depreciation and amortization) adjusted for certain non-cash and certain other income and expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA should not be considered a substitute for net income (loss) or other results reported in accordance with accounting principles generally accepted in the United States (“GAAP”). Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for a reconciliation of Segment EBITDA to net income (net loss).

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, the Company believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not take into account certain items such as interest and principal payments on the Company’s indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of the Company’s operations, it is a necessary element of the Company’s costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the indentures should not be considered as an alternative to interest expense. See Schedule 5 to this release for a reconciliation of net loss to Adjusted EBITDA and the calculation of the Adjusted EBITDA to Fixed Charges ratio.

Forward-Looking and Cautionary Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended including statements related to our transformation and restructuring activities, growth and productivity initiatives, anticipated cost savings, growth, and market recovery, and competitiveness. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations or interpretations thereof and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our global restructuring, transformation, and strategic initiatives, including transactions with our affiliate, Hexion Inc., pricing actions by our competitors that could affect our operating margins, our ability to obtain additional financing, and the other factors listed in the Risk Factors section of our SEC filings. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About Momentive
Momentive is a global leader in silicones and advanced materials, with a 75-plus year heritage of being first to market with performance applications that support and improve everyday life. Momentive delivers science-based solutions for major industries, by linking its custom technology platforms to allow the creation of unique solutions for customers. Additional information is available at www.momentive.com.

Contact
Media and Investors:
John Kompa
614-225-2223
john.kompa@momentive.com

(See Attached Financial Statements)

MPM HOLDINGS INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net sales	$549	$603	$2,289	$2,476
Cost of sales	456	$502	$1,894	$1,841
Gross profit	93	101	395	635
Cost of sales, excluding depreciation and amortization
Selling, general and administrative expense	75	97	285	514
Depreciation and amortization expense	—	10	—	147
Research and development expense	12	18	65	76
Restructuring and other costs	19	5	32	25
Other operating loss (income)	9	(1)	2	(1)
Operating (loss) income	(22)	(28)	11	(126)
Interest expense, net	20	24	79	177
Other non-operating expense, net	1	8	3	8
Gain on extinguishment of debt	(7)	—	(7)	—
Reorganization items, net	—	(2,083)	8	(1,969)
(Loss) income before income taxes and earnings from unconsolidated entities	(36)	2,023	(72)	1,658
Income tax expense	2	38	13	36
(Loss) income before earnings from unconsolidated entities	(38)	1,985	(85)	1,622
Earnings from unconsolidated entities, net of taxes	1	1	2	3
Net (loss) income	$(37)	$1,986	$(83)	$1,625

MPM HOLDINGS INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $4 and $5 respectively)	$221	$228
Accounts receivable (net of allowance for doubtful accounts of less than $1)	292	324
Inventories:
Raw materials	143	144
Finished and in-process goods	238	258
Deferred income taxes	—	33
Other current assets	48	60
Total current assets	942	1,047
Investment in unconsolidated entities	19	18
Deferred income taxes	9	14
Other long-term assets	19	27
Property, plant and equipment:
Land	73	75
Buildings	293	295
Machinery and equipment	875	799
	1,241	1,169
Less accumulated depreciation	(134)	(17)
	1,107	1,152
Goodwill	211	218
Other intangible assets, net	356	408
Total assets	$2,663	$2,884
Liabilities and Equity
Current liabilities:
Accounts payable	$223	$223
Debt payable within one year	36	38
Interest payable	11	11
Income taxes payable	5	7
Deferred income taxes	—	18
Accrued payroll and incentive compensation	43	57
Other current liabilities	83	82
Total current liabilities	401	436
Long-term liabilities:
Long-term debt	1,169	1,163
Pension and postretirement benefit liabilities	333	352
Deferred income taxes	70	98
Other long-term liabilities	64	66
Total liabilities	2,037	2,115
Equity
Common stock - $0.01 par value; 70,000,000 shares authorized; 48,028,594 and 47,989,000 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	—	—
Additional paid-in capital	861	857
Accumulated other comprehensive loss	(92)	(28)
Accumulated deficit	(143)	(60)
Total equity	626	769
Total liabilities and equity	$2,663	$2,884

MPM HOLDINGS INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Successor		Predecessor
	Year Ended December 31, 2015	Period from October 25, 2014 through December 31, 2014	Period from January 1, 2014 through October 24, 2014

Cash flows used in operating activities
Net (loss) income	$(83)	$(60)	$1,685
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	153	22	147
Non-cash reorganization items	—	—	(2,078)
Gain on the extinguishment of debt	(7)	—	—
Amortization of debt discount and issuance costs	22	4	—
Pension related (gains) losses	(13)	15	—
DIP Facility financing fees included in net income	—	—	19
Deferred income tax (benefit) expense	(6)	(10)	20
Pension curtailment gain	(3)	—	—
Stock-based compensation expense	3	—	—
Unrealized foreign currency (gains) losses	(10)	2	99
Other non-cash adjustments	8	—	5
Net change in assets and liabilities:
Accounts receivable	17	4	(27)
Inventories	2	52	(95)
Due to/from affiliates	—	6	—
Accounts payable	11	(82)	68
Income taxes payable	(2)	1	—
Other assets, current and non-current	18	9	(6)
Other liabilities, current and non-current	18	34	(44)
Net cash provided by (used in) operating activities	128	(3)	(207)
Cash flows used in investing activities
Capital expenditures	(114)	(17)	(78)
Capitalized interest	(1)	—	(1)
Proceeds from sale of business	—	—	12
Consolidation of variable interest entity	—	—	50
Purchases of intangible assets	(3)	—	(2)
Change in restricted cash	—	—	—
Proceeds from sale of assets	2	—	1
Net cash used in investing activities	(116)	(17)	(18)
Cash flows (used in) provided by financing activities
Net short-term debt repayments	(1)	(1)	(6)
Borrowings of long-term debt	—	—	180
Repayments of long-term debt	(10)	—	(315)
Repayment of affiliated debt	—	—	(50)
Proceeds from Rights Offerings	1	—	600
Proceeds from capital contribution	—	—	—
Long-term debt financing fees	—	—	—
DIP Facility financing fees	—	—	(19)
Net cash (used in) provided by financing activities	(10)	(1)	390
Increase (decrease) in cash and cash equivalents	2	(21)	165
Effect of exchange rate changes on cash	(8)	(4)	(6)
Cash and cash equivalents, beginning of period	223	248	89
Cash and cash equivalents, end of period	$217	$223	$248

MPM HOLDINGS INC.
SCHEDULE 4: RECONCILIATION OF SEGMENT EBITDA TO NET (LOSS) INCOME (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Segment EBITDA:
Silicones	$47	$62	$201	$257
Quartz	1	6	27	23
Corporate	(7)	(7)	(34)	(42)
Total	$41	$61	$194	$238

Reconciliation:
Items not included in Segment EBITDA:
Non-cash charges	$(12)	$(44)	$(15)	$(160)
Unrealized gain (loss) on pension and postretirement benefits	3	(15)	16	(15)
Restructuring and other costs	(19)	(5)	(32)	(25)
Reorganization items, net	—	2,083	(8)	1,969
Total adjustments	(28)	2,019	(39)	1,769
Interest expense, net	(20)	(24)	(79)	(177)
Income tax expense	(2)	(38)	(13)	(36)
Depreciation and amortization	(35)	(32)	(153)	(169)
Gain on extinguishment of debt	7	—	7	—
Net (loss) income	$(37)	$1,986	$(83)	$1,625

MOMENTIVE PERFORMANCE MATERIALS INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO ADJUSTED EBITDA (Unaudited)

December 31, 2015
LTM Period
Net loss	$(82)
Interest expense, net	79
Gain on the extinguishment of debt	(7)
Income tax expense	13
Depreciation and amortization	153
EBITDA	156
Adjustments to EBITDA
Restructuring and other costs(a)	32
Reorganization items, net(b)	8
Unrealized gains on pension and postretirement benefits(c)	(16)
Pro forma cost savings from other initiatives (d)	30
Non-cash charges and other income and expense(e)	16
Exclusion of Unrestricted Subsidiary results(f)	(21)
Adjusted EBITDA	$205
Pro forma fixed charges(g)	$57
Ratio of Adjusted EBITDA to Fixed Charges(h)	3.60

(a)	Relates primarily to one-time payments for services and integration expenses, as well as costs related to restructuring our capital structure incurred prior to the Bankruptcy Filing.

(b)
Represents incremental costs incurred directly as a result of the Bankruptcy Filing, including certain professional fees, the Backstop Commitment Premium and financing fees related to the debtor-in-possession credit facilities. Also includes the impact of reorganization and fresh start accounting adjustments recorded on the Emergence Date.

(c)	Represents non-cash actuarial losses resulting from pension and postretirement liability curtailment and re-measurements.

(d)
Represents estimated cost savings, on a pro forma basis, from initiatives not related to the Shared Services Agreement implemented or being implemented by management, including headcount reductions and indirect cost savings.

(e)
Non-cash charges and other income and expenses includes the effects of unrealized foreign exchange transaction losses related to certain intercompany arrangements, unrealized derivative gains and losses, losses on asset disposals and stock-based compensation expense.

(f)	Reflects the exclusion of the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under the ABL Facility.

(g)	Reflects pro forma interest expense based on outstanding indebtedness and interest rates at December 31, 2015

(h)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing our notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of December 31, 2015, we were able to satisfy this test and incur additional indebtedness under these indentures.